Exhibit 4

Execution Version

LETTER AGREEMENT

This LETTER AGREEMENT (this “Agreement”) is entered into on November 19, 2020, by and among Avista Capital Partners III GP, L.P. (“Avista”), Osmotica Pharmaceuticals plc (“Osmotica”), Orbit Co-Invest I, LLC (“Orbit I”), SDK VC Pharma Holding Corp. (“SDK”), and Steven Squashic, Kevin Hudy and David Purdy (collectively, the “SDK Shareholders” and, together with SDK, the “SDK Parties”, and together with Avista and Osmotica, the “Parties”)).

WHEREAS, the SDK Shareholders are the sole shareholders of SDK and hold beneficially and of record all of the issued and outstanding equity interests of SDK;

WHEREAS, SDK is the sole member of Orbit I and bound by the terms and provisions of that certain Amended and Restated Limited Liability Company Agreement of Orbit I, dated as of February 3, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Orbit I LLCA”);

WHEREAS, Avista is currently designated as the Manager (as such term is defined in the Orbit I LLCA) of Orbit I pursuant to the Orbit I LLCA;

WHEREAS, as of the date of this Agreement, Orbit I owns 4,936,926 ordinary shares, par value $0.01 per share (“Ordinary Shares”), of Osmotica (the “Shares”);

WHEREAS, subject to the terms and conditions of this Agreement, SDK and Orbit I wish to enter into that certain Second Amended and Restated Limited Liability Company Agreement of Orbit I (the “2nd A&R LLCA”), to be effective as of the date hereof (the “Effective Time”), and in connection therewith (i) Avista shall resign as “Manager” (as defined in the Orbit I LLCA) of Orbit I; (ii) SDK shall appoint Paradox Capital Partners, LLC, a New Jersey limited liability company (“Paradox”) as Manager of Orbit I LLCA) of Orbit I; and (iii) the Member and Orbit I shall adopt the 2nd A&R LLCA as the limited liability operating agreement of Orbit I;

WHEREAS, Avista wishes to authorize and approve the actions to be taken at the Effective Time, including, without limitation, the consent of Avista to removal as Manager of Orbit I, as required by Section 5.2 of the Orbit I LLCA, and the SDK Shareholders wish to approve and authorize the actions of SDK hereunder; and

WHEREAS, subject to the terms and conditions of this Agreement, the parties to that certain Shareholders Agreement of Osmotica, dated as of October 17, 2018, among Avista Healthcare Partners, LP (as successor to each of ACP Holdco (Offshore), L.P. and ACP III AIV, L.P.), Osmotica and the other parties thereto (as amended from time to time, the “Shareholders Agreement”), wish to enter into a letter agreement (the “SHA Amendment”), to be effective as of the Effective Time, pursuant to which Orbit I will be removed as a party to the Shareholders Agreement and will no longer be subject to the terms and conditions thereof or any other restrictions or impositions on the Shares imposed by Osmotica, Avista or any other person or entity, except as specifically set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

1.1            Entry into 2nd A&R LLCA. SDK, Orbit I and Avista agree that at the Effective Time each of them shall execute and deliver the 2nd A&R LLCA in the form attached hereto as Exhibit A. Accordingly, the parties hereto agree that, effective as of the Effective Time, Avista shall resign and be removed as the “Manager” (as defined in the Orbit I LLCA) of Orbit I and Orbit I shall have no obligation to Avista (or any of its affiliate), and Avista will no longer serve or be required to serve as Manager of Orbit I LLCA, nor be a party to the Orbit I LLCA or subject to the terms and conditions thereof and releases Orbit I, SDK and the SDK Shareholders from any and all obligations to Avista (or any of its affiliates).

1.2            Entry into SHA Amendment. Osmotica and Orbit I agree that at the Effective Time each of them shall execute and deliver, and shall cause the other parties thereto to execute and deliver, the SHA Amendment in the form attached hereto as Exhibit B. Accordingly, the parties hereto agree that, effective as of the Effective Time, Orbit I shall not be a party to the Shareholders Agreement and shall no longer be subject to the terms and conditions thereof, nor shall Orbit I, the Manager, SDK or the SDK Shareholders be party or subject to any contract, agreement, undertaking or understanding with respect to Osmotica, the Shares or any other matter whatsoever (other than this Agreement), and the obligations under the Shareholders Agreement shall at the Effective Time cease and be of no further force or effect.

1.3            Shares Transfer Restrictions. Commencing at the Effective Time through and including March 31, 2021, Orbit I and each SDK Party agree that other than Permitted Transfers, none of Orbit I nor any SDK Parties shall sell Shares other than as set forth on Exhibit C annexed hereto. Any attempted transfer or disposition of Shares in violation or breach of this Section 1.3 shall be null and void and of no effect.

Osmotica shall, within fifteen (15) days following the Effective Time, prepare and file with the SEC a supplement to the prospectus filed as part of Osmotica’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (File No. 333-236193) (the “Registration Statement”), to update the beneficial ownership information with respect to Orbit I, provided that the SDK Parties shall provide Osmotica with any information it may reasonably request for inclusion in such prospectus supplement. Osmotica agrees to maintain the effectiveness of the Registration Statement for ninety (90) days following the Effective Time. Avista shall reasonably cooperate with the SDK Parties in order to facilitate the transfer of the Shares to a brokerage account identified by the SDK Parties.

1.4            Permitted Transfers. Prior to April 1, 2021, neither Orbit I nor any SDK Party shall sell Shares except: (i) in accordance with Section 1.3 above, provided that Orbit I or any applicable SDK Party shall provide written notice to Osmotica of any such sale (e.g., date of sale and number of Shares sold) effected in accordance with Section 1.3 within one business day of settlement; (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in advance in writing to be bound by and the Shares are subject to, the provisions of this Agreement; (iii) to any of the equity owners of the undersigned or the equity owners of such parties, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement (iv)  in a private transaction effected outside of the facilities of the principal trading market for the Ordinary Shares provided that such transferee agrees in advance in writing to be bound by and the Shares are subject to, the provisions of this Agreement or (v) to any bidder(s) in an offer to purchase a majority of the outstanding equity securities of Osmotica made in a tender offer or similar offer made to holders of Ordinary Shares generally.

1.5            Mutual Release.

Orbit I, SDK for itself and its current and former partners, equityholders, members, stockholders, officers, directors, principals, employees, successors and assigns, and each SDK Shareholder for himself and each of them on behalf of their respective spouses, heirs, attorneys, agents, representatives and any related entities, as applicable (all of the foregoing in clauses (i) through (iii), collectively, the “SDK Releasors” and each of them individually, an “SDK Releasor”), hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever releases, acquits and discharges to the fullest extent possible Avista and Osmotica, as well as each of their respective current and former, indirect and direct, parents, equityholders, owners, subsidiaries, affiliates (including all affiliated investment funds and investment vehicles of Avista), partners, members, officers, fiduciaries, directors, managers, employees, attorneys, agents, predecessors, successors and assigns, and any related entities (all of the foregoing, including specifically, but not in limitation of the foregoing, Brian Markison, David Burgstahler and Sriram Venkataraman, collectively, the “Osmotica Released Parties”), of and from any and all actions and causes of action, suits, claims (including direct, indirect or derivative actions, causes of action, suits or claims and including any claims for breach of fiduciary duty, breach of duty under applicable state corporate law, state partnership law, and state limited liability company law; and securities fraud under any state or federal law), debts, dues, accounts, covenants, representations, warranties, contracts, agreements, adjustments, responsibilities, judgments, promises, rights, duties, losses, damages, injuries, costs, attorney’s fees, expenses, compensation, liabilities, trespasses, and any other demands or obligations of any kind or nature whatsoever, at law, in equity, or otherwise, arising by statute, common law, in contract, in tort, for contribution or indemnity, or otherwise, whether now known or unknown, absolute or contingent, matured or unmatured, suspected or unsuspected, discovered or undiscovered, acquired, accrued or unaccrued, which the SDK Releasors, or anyone else claiming by, through or under them, has, or might have or could claim or assert against any Released Party now or in the future, arising out of, in connection with, or otherwise related to direct or indirect equity ownership in Osmotica or Orbit I or the business, operations, conduct or management of Orbit I, Avista or Osmotica prior to the Effective Time (collectively, “SDK Claims”).

The release of the Osmotica Released Parties by the SDK Releasors in this Section 1.5 shall not apply to or limit the SDK Releasors from participation or receiving as consideration any proceeds from settlement or any other payment of compensation in connection with any claim, action, controversy or proceeding commenced by any other person or entity, as a member of a shareholder class or for any damages, provided no SDK Party has commenced such action or otherwise encouraged or authorized initiation, or supported, such action, provided, however, nothing contained herein shall prohibit or prevent the SDK releasors from responding to lawful process or compulsion, by subpoena or otherwise serving as a witness in such proceeding if so required.

Avista and Osmotica, as well as each of their respective current and former, indirect and direct, parents, equityholders, owners, subsidiaries, affiliates (including all affiliated investment funds and investment vehicles of Avista), partners, members, officers, fiduciaries, directors, managers, employees, attorneys, agents, predecessors, successors and assigns, and any related entities (all of the foregoing, including specifically, but not in limitation of the foregoing, Brian Markison, David Burgstahler and Sriram Venkataraman, the “Osmotica Releasors” and each of them individually, an “Osmotica Releasor”), hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever releases, acquits and discharges to the fullest extent possible Orbit I, SDK and the SDK Shareholders, as well as each of their respective current and former, indirect and direct, parents, equityholders, owners, subsidiaries, affiliates, partners, members, officers, fiduciaries, directors, managers, employees, attorneys, agents, predecessors, successors and assigns, and any related entities (all of the foregoing, including specifically, but not in limitation of the foregoing, collectively, the “SDK Released Parties”), of and from any and all actions and causes of action, suits, claims (including direct, indirect or derivative actions, causes of action, suits or claims and including any claims for breach of fiduciary duty, breach of duty under applicable state corporate law, state partnership law, and state limited liability company law; and securities fraud under any state or federal law), debts, dues, accounts, covenants, representations, warranties, contracts, agreements, adjustments, responsibilities, judgments, promises, rights, duties, losses, damages, injuries, costs, attorney’s fees, expenses, compensation, liabilities, trespasses, and any other demands or obligations of any kind or nature whatsoever, at law, in equity, or otherwise, arising by statute, common law, in contract, in tort, for contribution or indemnity, or otherwise, whether now known or unknown, absolute or contingent, matured or unmatured, suspected or unsuspected, discovered or undiscovered, acquired, accrued or unaccrued, which the Osmotica Releasors, or anyone else claiming by, through or under them, has, or might have or could claim or assert against any SDK Released Party now or in the future, arising out of, in connection with, or otherwise related to all claims owned or held by any of the Osmotica Releasors against any of the SDK Released Parties existing from the beginning of time up to and including the Effective Time (collectively, “Osmotica Claims”).

It is understood that the releases set forth in this Section 1.5 expressly includes any claim for actual damages, compensatory damages, statutory damages, common law damages, punitive damages, or any other type of damages and includes all attorneys’ fees, court costs or other expenses. Each Party agrees and acknowledges that the obligations of each such party in this Agreement (including the releases provided under this Section 1.5) are reasonable in the circumstances, and this releases are given voluntarily and knowingly (including upon advice of counsel), and for good and valuable consideration, the receipt and sufficiency are hereby acknowledged.

1.6            Covenant not to Sue. Each Party, on behalf of itself and each other Party, now and forever covenants and agrees not to sue or institute or bring any suit or other legal proceeding or voluntarily provide any support (financial or otherwise) (whether in a court or other administrative or adjudicative body, tribunal or forum, by arbitration, by set-off, recoupment or otherwise) upon or against any of the other Parties with respect or in any way relating to any of the SDK Claims or Osmotica Claims.

1.7            Employer Identification Number. The employer identification number (“EIN”) for Orbit I is 81-1293728. No later than thirty (30) business days following the Effective Time, the parties hereto will cooperate to inform the Internal Revenue Service that notices with respect to the EIN shall be sent to the Manager.

1.8            Indemnity, Non-Admission, No Assignment.

(a)            This Agreement shall not in any way be construed to be an admission by any party receiving a release hereunder of any liability whatsoever or as an admission by any party providing a release hereunder that any other party had any rights whatsoever against it. Without affecting any signatory’s rights under this Agreement, and except to enforce or interpret this Agreement, neither this Agreement nor any term(s) hereof shall be offered or received as evidence in any proceeding in any forum as an admission of liability or wrongdoing on the part of any party providing a release hereunder.

(b)            Each party providing a release hereunder, on behalf of itself and all parties that such party provides a release on behalf of, warrants and represents that they have not heretofore assigned, delegated, transferred or hypothecated, or purported to assign, delegate, transfer or hypothecate, to any person or entity any Claim against the recipient of the release provided by such releasing party herein or any portion thereof or interest therein which they may possess, have possessed in the past, or claim to possess.

1.9            Unknown Facts. Each party providing a release hereunder understands and agrees that this Agreement includes all claims of every nature and kind whatsoever that in any way relate to the SDK Claims or Osmotica Claims.  Such releasing party acknowledges that they may hereafter discover facts different from, or in addition to, those which they now know or believe to be true with respect to this Agreement, and agree that this Agreement shall be and shall remain effective in all respects relating to or connected with the issues and facts underlying the SDK Claims or Osmotica Claims, notwithstanding such different or additional facts or the discovery thereof. Each party agrees and acknowledges that this Agreement will in all material respects be interpreted, enforced, and governed under the laws of the State of Delaware, but is intended to constitute a release of all claims regardless of individual jurisdictional requirements.

1.10            Material Non-Public Information. Each SDK Party understands that each of Avista and Osmotica, and their respective directors, officers, principals, managers or employees, may possess material, non-public information relating to Osmotica. Such SDK Party represents, warrants and agrees that it has not requested from Avista or Osmotica (or any of Avista or Osmotica’s affiliates or any of their respective representatives) and has not received from Avista or Osmotica (or any of Avista or Osmotica’s affiliates or any of their respective representatives) any material, non-public information about Osmotica and its business and operations and understands and appreciates the significance of there being undisclosed information, possibly including material information, with respect thereto and with respect to the Shares.

1.11            Confidentiality. The Parties agree that the contents of the discussions between the Parties giving rise to this Agreement, the Orbit I LLCA and 2nd A&R LLCA are confidential, and, except as required by law, rule or regulation or administrative or judicial process or as may be required for any party to enforce its rights hereunder, shall not be voluntarily disclosed to anyone other than its respective officers, directors, employees or representatives that have a need to know and are made aware of the confidential nature of such communication prior to such disclosure. The Parties acknowledge that each of them has certain public disclosure obligations, including, but not limited to, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, and that such parties may be required to disclose the existence, terms and contents of this Agreement and the SHA Amendment, as well as the transactions contemplated hereby and thereby, among other matters.

1.12            Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that, Osmotica shall pay the fees and expenses of legal counsel to the SDK Parties incurred in connection with the investigation conducted involving, among other things, the formation of Orbit I, the Orbit I LLCA, the formation of Osmotica as a corporation organized under the laws of Ireland and the Osmotica IPO in 2018 (the “Osmotica IPO”), research, review and analysis of Osmotica’s and Avista’s filings and reports made with the SEC, research, review and analysis of the underwriters, bankers and advisors to Osmotica, and investigation, analysis and research concerning breaches of fiduciary duty under state law and the laws of Ireland, conflicts of interest and breaches of contact involving the acts and actions undertaken by management and representatives of Avista with respect to Orbit I and Osmotica, negotiation and preparation of the SDK correspondence to representatives of Avista, preparation of this Agreement, the 2nd A&R LLCA and the SHA Amendment, in an amount equal to $60,000.

1.13            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (and accompanied by e-mail); (b) when received by the addressee if sent by a nationally recognized overnight courier (and accompanied by e-mail); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 1.13):

If to Avista: c/o Avista Capital Partners 65 East 55th Street, 18th Floor New York, NY, 10012 Attention: Ben Silbert Email: silbert@avistacap.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: David Blittner and Bob Rivollier

Email: david.blittner@ropesgray.com; bob.rivollier@ropesgray.com

If to Osmotica:

Osmotica Pharmaceuticals plc

25 – 28 North Wall Quay

Dublin 1

Ireland

Attention: Chris Klein
Email: cklein@osmotica.com

and

Osmotica Pharmaceuticals

400 Crossing Blvd.

Bridgewater, NJ 08807

Attention: Chris Klein
Email: cklein@osmotica.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: David Blittner and Bob Rivollier

Email: david.blittner@ropesgray.com; bob.rivollier@ropesgray.com

If to Orbit I or SDK:

c/o Paradox Capital Partners, LLC

1500 East Las Olas Blvd.

2nd Floor

Ft. Lauderdale, Florida 33301
Attention: Harvey Kesner, Manager
Email: pdox74@gmail.com

If to a Shareholder:

To the address set forth under such Shareholder’s signature hereto

With a copy (which shall not constitute notice) to:

Law Office of Harvey Kesner

500 Fifth Avenue

Suite #938

New York, New York 10036

Attention: Harvey Kesner
Email: pdox74@gmail.com

And

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, California 90067-6055

310.228.3700 main

310.228.3701 fax

Att: Robert Weber, Esq.

With a copy (which shall not constitute notice) to:

Law Office of Harvey Kesner

500 Fifth Avenue

Suite #938

New York, New York 10036

Attention: Harvey Kesner
Email: pdox74@gmail.com

And

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, California 90067-6055

310.228.3700 main

310.228.3701 fax

Att: Robert Weber, Esq.

1.14         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the ejusdem generis principle of construction shall not apply to this Agreement and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Unless the context otherwise requires, references herein: (x) to Sections mean the Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

1.15         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

1.16         Entire Agreement. This Agreement, the 2nd A&R LLCA and the SHA Amendment constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

1.17         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the Released Parties, and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

1.18         No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and the Released Parties, and their respective successors and permitted assigns, and no other person or entity shall have any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; it being understood, that each Released Party shall be an express third party beneficiary of this Agreement.

1.19         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

1.20         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 1.20(c).

1.21         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

1.22         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVISTA CAPITAL PARTNERS III GP, L.P.

By	/s/ Ben Silbert
Name: Ben Silbert
Its: Authorized Representative

OSMOTICA PHARMACEUTICALS PLC

By	/s/ Christopher Klein
Name: Christopher Klein
Its: Secretary

ORBIT CO-INVEST I, LLC

By	/s/ Harvey Kesner
Name Harvey Kesner
Its Manager

[Signature Page to Release Side Letter Agreement]

SDK VC PHARMA HOLDING CORP.

By	/s/ Steven Squashic
Name Steven Squashic
Its President

Address

SDK SHAREHOLDERS

By	/s/ Steven Squashic
Name: Steven Squashic

Address

By	/s/ Kevin Hudy
Name: Kevin Hudy

Address

By	/s/ David Purdy
Name: David Purdy

Address

EXHIBIT A

2nd A&R LLCA

EXHIBIT B

SHA AMENDMENT

EXHIBIT C

Section 1.3 Share Restrictions

Open market sales of Osmotica Ordinary Shares on the principal market on which Ordinary Shares are listed for trading 160,000 each calendar month commencing November 2020, cumulatively with any unsold Ordinary Shares in any prior calendar months.